Exhibit 8

Ropes & Gray	Ropes & Gray LLP One International Place Boston, MA 617-951-7000 F 617-951-7050 Boston New York San Francisco Washington, DC

September 10, 2003

Koger Equity, Inc.
225 NE Mizner Blvd., Suite 200
Boca Raton, Florida 33432

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

Re:	Offering of Koger Equity, Inc. Series A Preferred Stock – Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

     In connection with the proposed issuance (the “Offering”) of 2,990,000 shares of Series A Preferred Stock (par value $0.01 per share) of Koger Equity, Inc., a Florida corporation (the “Company”), pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (File No. 333-37919), you have asked us to render an opinion with respect to the qualification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and with respect to the matters discussed under the headings “Federal Income Tax Considerations” and “Federal Income Tax Consequences” in the Base Prospectus dated November 18, 1997 and the Prospectus Supplement dated September 3, 2003, respectively, to the Prospectus dated November 18, 1997 contained in the Registration Statement.

     We have served as counsel for the Company in connection with the Offering and from time to time in the past have represented the Company on specific matters as requested by the Company. Specifically for the purpose of this opinion, we have examined such documents as we have deemed appropriate, including (but not limited to) a copy of the Company’s Articles of Incorporation as amended through the date hereof; copies of the Company’s federal income tax returns as filed for each taxable year through the year ended December 2001, a draft of a proposed federal income tax return for the year ended December 2002 and the Prospectus and Prospectus Supplement.

     In rendering the opinions set forth herein, we are assuming that copies of documents examined by us are true copies of originals thereof, that all such originals were duly authorized, executed and delivered, and that the information concerning the Company set forth in the Company’s federal income tax returns, the Prospectus and the Prospectus Supplement, as well as the information provided to us by the Company’s management, is true and correct. We have also assumed that any statement made in any document referred to herein “to the knowledge of” or “to the best of the knowledge of” any person or party or similarly qualified is correct without such qualification.

     In rendering the opinions set forth herein, we also are relying upon the correctness of the factual representations and statements contained in the certificate of a responsible officer of the Company (the “Certificate”), concerning the capital structure, ownership and management of the Company, the nature of the Companies properties and revenues and other organizational and operational matters relevant to our opinion. We have not attempted to verify independently such representations and statements, but in the course of our representation and after reasonable inquiry nothing has come to our attention that would cause us to question the accuracy thereof

     Based solely upon the foregoing examination, information and assumptions, upon which you have permitted us to rely, we are of the opinion that (a) the Company has qualified as a REIT under the Code for all taxable years ending on or before December 31, 2002, (b) its past and proposed method of operation will enable it to qualify under present law as a REIT under the Code for its taxable year ending on December 31, 2003 and (c) its proposed method of operation will enable it to continue to qualify and be taxed as a REIT. We note that the Company’s status as a real estate investment trust at any time during the present and any future year is dependent, among other things, upon its meeting certain requirements of Code Sections 856 through 860 throughout the year and for the year as a whole. Accordingly, it is not possible to assure that the Company is a real estate investment trust at any specific time during 2003.

     In addition, we have participated in the preparation of the material under the heading “Federal Income Tax Consequences” in the Base Prospectus and “Federal Income Tax Considerations” in the Prospectus Supplement, and we are of the opinion that the descriptions of the law and the legal conclusions contained in the discussions under such headings are correct in all material respects and that such discussions accurately describe and fairly present in all materials respects the federal income tax issues likely to be relevant to taxable and tax-exempt domestic stockholders that are not subject to special treatment under the Code.

     Our opinions are based upon our examination and review of the documents noted above, the facts, circumstances and assumptions referred to above and existing law as contained in the Code, applicable Treasury Regulations promulgated thereunder, administrative rulings and positions of the Internal Revenue Service, and judicial decisions as of the date hereof, all of which are subject to change either prospectively or retroactively. Any change in applicable law or any of the facts and circumstances upon which we have relied may affect the continuing validity of the opinions set forth herein.

     These opinions are limited to the specific matters covered hereby and should not be interpreted to imply that the undersigned has offered its opinion on any other matter. The opinions set forth in this letter may only be relied upon by the party to whom it is addressed.

     We consent to the use of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

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